Exhibit 3.1.106

CERTIFICATE OF LIMITED PARTNERSHIP

OF

OUTBACK STEAKHOUSE OF DALLAS-II, LTD.

THE UNDERSIGNED, acting as organizer of OUTBACK STEAKHOUSE OF DALLAS-II, LTD. (the “Partnership”), hereby makes, adopts and files this Certificate of Limited Partnership for the purposes of forming a limited partnership pursuant to the provisions of the Texas Revised Uniform Limited Partnership Act (the “Act”), and swears to the following:

1. Name. The name of the Partnership is “OUTBACK STEAKHOUSE OF DALLAS-II, LTD.”

2. Registered Office and Agent. The initial registered office of the Partnership shall be located at, and the initial registered agent of the Partnership shall be C T CORPORATION SYSTEM, 350 North St. Paul Street, Dallas, Texas 75201.

3. Location of Record Keeping Office. The location of the record keeping office of the Partnership is 550 North Reo Street, Suite 200, Tampa, Florida 33609.

4. Name and Business Address of the General Partner. The name of the General Partner for this Partnership is OUTBACK STEAKHOUSE OF FLORIDA, INC. The business address of the General Partner is 550 North Reo Street, Suite 200, Tampa, Florida 33609.

5. Mailing Address of Partnership. The mailing address of the Partnership is 550 North Reo Street, Suite 200, Tampa, Florida.

IN WITNESS WHEREOF, the parties hereto have sworn to and executed this Affidavit and Certificate of Limited Partnership this 12th day of July, 1995.

OUTBACK STEAKHOUSE OF DALLAS-II, LTD.

		By:	Outback Steakhouse of Florida, Inc.
General Partner

Attest:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	Joseph J. Kadow, Secretary		Robert D. Basham, President

STATE OF FLORIDA	)
	:	SS
COUNTY OF HILLSBOROUGH	)

BEFORE ME, the undersigned authority, duly authorized to administer oaths and take acknowledgements, personally appeared ROBERT D. BASHAM and JOSEPH J. KADOW, President and Secretary, respectively, of OUTBACK STEAKHOUSE OF FLORIDA, INC., each known by me personally and each of whom acknowledged to me, under oath, that he executed the foregoing Affidavit and Certificate of Limited Partnership on behalf of said corporation as General Partner, with full authority in the premises for the purposes therein set forth.

WITNESS my official hand and seal this 12th day of July, 1995.

****NOTARIAL SEAL****	/s/ Glenie Marie Byrd
NOTARY PUBLIC, State of Florida